                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                             PDG ENVIRONMENTAL, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                    22-2677298
(State or other jurisdiction of incorporation           (I.R.S. Employer
            or organization)                           Identification No.)

300 OXFORD DRIVE, MONROEVILLE, PENNSYLVANIA                   15146
  (Address of principal executive offices)                  (Zip Code)

                          CONSULTANT COMPENSATION PLAN
                            (Full title of the plan)

                             Dulcia Maire, Secretary
                                300 Oxford Drive
                         Monroeville, Pennsylvania 15146
                     (Name and address of agent for service)

                                 (412) 856-2200
           Telephone number, including area code, of agent for service


                         CALCULATION OF REGISTRATION FEE

         Title of                                              Proposed                    Proposed
        securities                   Amount                     maximum                     maximum                   Amount of
          to be                       to be                  offering price                aggregate                 registration
        registered                 registered                  per share                 offering price                  fee
        ----------                 ----------                  ---------                 --------------                  ---
       Common Stock               60,000 shares                   $2.50                     $150,000                    $51.72

                                     PART II
                    INFORMATION REQUIRED IN THE REGISTRATION
                                    STATEMENT

ITEM 3.      INCORPORATION OF DOCUMENTS BY REFERENCE

             The following documents, filed by the Corporation with the Securities and Exchange Commission, are incorporated herein by reference:

             (a) Annual Report on Form 10-KSB, dated March 26, 1998, for the fiscal year ended January 31, 1998.

             (b) Description of Common Stock of PDG Environmental, Inc. included in its Certificate of Incorporation, Certificate of Amendment to the Certificate of Incorporation and the Amended and Restated By-laws filed as Exhibits 3.1, 3.2 and 3.3, respectively, to its Annual Report on Form 10-KSB for the year ended January 31, 1998.

ITEM 4.      DESCRIPTION OF SECURITIES

             Not applicable.

ITEM 5.      INTERESTS OF NAMED EXPERTS AND COUNSEL

             Not applicable.

ITEM 6.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

             At the Annual Meeting on June 25, 1991, the Corporation's stockholders approved a Certificate of Amendment (the "Amendment") to the Corporation's Certificate of Incorporation to provide for indemnification rights of directors, officers, employees and agents as permitted by the Delaware General Corporation Law ("DGCL") and to clarify the limitation of liability of the Corporation's directors pursuant to the DGCL. In addition, the Board of Directors amended the By-Laws of the Corporation to provide for the indemnification of the directors, officers, employees and agents of the Corporation to the fullest extent permissible pursuant to Section 145 of the DGCL.

             The Amendment provided additional protection to directors, officers and other persons consistent with the indemnification provisions of Section 145 of the DGCL. As permitted by the DGCL, the Amendment provided that the Corporation shall indemnify its directors and officers against expenses ( including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action and court approval is required before there can be any indemnification where the person seeking indemnification has been found to be liable to the Corporation.

             As further permitted by the DGCL, the Amendment provides that the Corporation will pay the litigation expenses of a director or officer as they are incurred. Under the Amendment, directors and officers would be given advance assurance that their litigation expenses will be paid by the Corporation subject to their agreement to repay any such amounts if it is ultimately determined that they are not entitled to be indemnified.

             The Amendment provides for indemnification only as authorized in the specific case upon a determination that the person seeking indemnity has met the applicable standard of conduct. Said determination can be made by the majority vote of disinterested members of the Board of Directors, by independent legal counsel or by the stockholders.

             The indemnification requirements might have a significant adverse effect on the Corporation and its stockholders in the event of a substantial judgment or settlement with respect to a director or officer entitled to indemnification.

ITEM 7.      EXEMPTION FROM REGISTRATION CLAIMED

             The warrants pursuant to which the common stock registered hereby will be issued were granted or are planned to be granted pursuant to a privately negotiated transaction with a single consultant to the Corporation. The negotiated transaction did not involve a public offer or sale and was intended to be exempt from the Registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of such Act.

ITEM 8.      EXHIBITS

             The following exhibits have been filed as part of this registration statement.

                                                                                                                        Pages of
                                                                                                                       Sequential
                                           Exhibit Index                                                            Numbering System
                                           -------------                                                            ----------------
             5.1   Opinion of Thorp, Reed & Armstrong, counsel for the
                   Corporation as to the legality of the securities being
                   registered.

             23.1  The consent of Ernst & Young, independent auditors.

             23.2  The consent of Thorp, Reed & Armstrong, counsel for the
                   Corporation (Included in Exhibit 5.1)

             24.1  Power of Attorney of certain directors.

ITEM 9.      UNDERTAKINGS

             The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroeville, State of Pennsylvania, on June 9, 1998.


                                      PDG ENVIRONMENTAL, INC.


                                      By /s/ JOHN C. REGAN
                                        ----------------------------------------
                                          Chairman and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



/s/ JOHN C. REGAN                            June 9, 1998
------------------------------------------
Chairman and Chief Executive Officer
(Principal Executive Officer and Director)





                                             By /s/ JOHN C. REGAN
/s/ RICHARD A. BENDIS                          ---------------------------------
------------------------------------------     John C. Regan, Attorney-in-Fact
Director                                       June 9, 1998





                                             By /s/ JOHN C. REGAN
/s/ EDWIN J. KILPELA                           ---------------------------------
------------------------------------------     John C. Regan, Attorney-in-Fact
Director                                       June 9, 1998

--------------------------------------------------------------------------------

                                   PROSPECTUS

--------------------------------------------------------------------------------


                                  60,000 Shares
                             PDG ENVIRONMENTAL, INC.
                                  Common Stock

                           (Par Value $.02 per Share)

                Offered as set forth herein under the Consultant
                Compensation Plan as of April 24, 1998 to certain consultants of PDG Environmental, Inc. and its subsidiaries.

--------------------------------------------------------------------------------

        PDG Environmental, Inc. (the "Corporation") is subject to the informational requirements of the Securities and Exchange Act of 1934, and in accordance therewith files reports and other information with the Securities and Exchange Commission. The Corporation's securities are listed on NASDAQ.

        The Corporation, upon the written or oral request of any person to whom this Prospectus is delivered, shall undertake to provide, without charge to such person, a copy of the documents incorporated by reference in Item 3 of Part II of the Registration Statement and incorporated by reference into this Prospectus and a copy of the Corporation's Annual Report to Stockholders for its latest fiscal year. Such a request should be directed to Ms. Dulcia Maire, Secretary of the Corporation, 300 Oxford Drive, Monroeville, Pennsylvania 15146 (Telephone
(412) 856-2200).

        This Prospectus omits certain information relating to the securities offered hereby which the Corporation has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and to which, reference is hereby made for further information with respect to the Corporation and such securities.


                                TABLE OF CONTENTS


Description                                                                Page


General.......................................................................2

Terms of Warrants.............................................................2

Tax Effects of Plan Participation.............................................3






--------------------------------------------------------------------------------
This document constitutes a prospectus covering securities that have been registered under the Securities Act of 1933. The date of this Prospectus is June 9, 1998.

                          CONSULTANT COMPENSATION PLAN

GENERAL

        The Consultant Compensation Plan (the "Plan") of PDG Environmental, Inc. (the "Corporation"), 300 Oxford Drive, Monroeville, Pennsylvania 15146 was entered into on April 24, 1998 with Len Turano. The Plan provides for the granting of stock options (hereinafter referred to as options) to purchase shares of common stock of the Corporation to consultants of the Corporation and its subsidiaries. There are now an aggregate 60,000 shares of the Corporation's common stock covered by the Plan, subject to the adjustments provided for in the Plan to prevent dilution.

        The purpose of the Plan is to retain the services of consultants in a public relations and promotional capacity to inform the general public, brokerage community and other individuals of the Corporation's activities.

        The total number of shares for which options may be granted under the Plan is currently limited to 60,000 shares of common stock of the Corporation. The shares of the Corporation's common stock reserved for issuance under the Plan may be authorized and unissued shares or shares of treasury stock. If an outstanding option under the Plan expires or terminates for any reason, the unexercised portion of the option shall be available for future options under the Plan.

        The Plan is effective as of April 15, 1998 and shall remain in effect through April 14, 1999. The Plan may not be cancelled during the first three months. After that point in time, it may be terminated upon thirty days notice by either party.

        The Plan is not qualified under Section 401(a) of the Code, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974.

        Additional information concerning the Plan may be obtained from Ms. Dulcia Maire, Secretary of the Corporation, 300 Oxford Drive, Monroeville, PA 15146 (Telephone 412-856-2200) who is the administrator of the Plan.

TERMS OF WARRANTS

SECURITIES TO BE OFFERED

        The options granted under this Plan shall provide the holder the opportunity to purchase the Corporation's common stock (par value $0.02 per share) which is trading on the NASDAQ (Symbol: PDGE). The Plan is currently limited to 60,000 shares of common stock of the Corporation. The options are not being registered and no market exists for the trading of the options.

PURCHASE OF SECURITIES PURSUANT TO THE PLAN AND PAYMENT FOR SECURITIES OFFERED

        The term of the Plan is from April 15, 1998 until April 15, 1999 unless terminated earlier by the Corporation.

        Exercise of the options covered by the Plan shall be in the form of cash payable to the Corporation at a rate of $2.50 per share.

        The options covered by the Plan expire April 15, 2000.

        The participants in the Plan may not make contributions to the Plan and no reports will be made to the Plan participants concerning the amount and status of their account.

        The options are non-transferable and shall be exercisable by the initial holder.

RESALE RESTRICTIONS

        There are no restrictions on resale of the common stock purchased by the exercise of the options.

TAX EFFECTS OF PLAN PARTICIPATION

        Federal income tax consequences to the option holder and the Corporation in respect of the granting and exercise of options under the Plan are as follows:

        An individual to whom an option is granted will not recognize any taxable income upon the grant of the option. The optionee shall recognize taxable income upon the exercise of such option in the amount by which the fair market value of the shares on the date of exercise exceeds the option price paid. The shares received pursuant to the exercise of the option will have a tax basis equal to the option price paid.

        Optionees are advised to consult their own tax counsel in regard to the specific application of the federal income tax laws to their respective situations.

OTHER PROVISIONS

        The Consultants covered by this Plan may withdraw from the Plan at any time but their rights and any options they may have received are non-assignable to any other party. There are no forfeitures or penalties related to withdrawal from the Plan and charges, deductions or liens are not assessable against the Consultants related to their participation in the Plan.

                                  EXHIBIT INDEX


                                                                                                  Pages of
                                                                                                 Sequential
Exhibit                                                                                            Numbering
Number                       Description                                                           System
------                       -----------                                                           ------

5.1 Opinion of Thorp, Reed & Armstrong, counsel for the Corporation as to the legality of the securities being registered.

23.1 The consent of Ernst & Young, independent auditors.

24.1                         Power of Attorney of certain directors.